For Immediate Release

July 2, 2024

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Provides an Update on its Healthcare Portfolio Simplification Strategy and Schedules Second Quarter 2024 Earnings Release and Conference Call

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“Broadstone,” “BNL,” the “Company,” “we,” “our,” or “us”), today provided an update on its healthcare portfolio simplification strategy through June 30, 2024. Additionally, the Company announced that it will release its financial and operating results for the quarter ended June 30, 2024, after the market closes on Tuesday, July 30, 2024, and host its earnings conference call and audio webcast on Wednesday, July 31, 2024, at 11:00 a.m. Eastern Time.

JULY 2024 HEALTHCARE PORTFOLIO SIMPLIFICATION STRATEGY UPDATE

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Through June 30, 2024 and as previously reported, we have sold 38 clinically-oriented healthcare properties for gross proceeds of $262.2 million at a weighted average capitalization rate of 7.84%.
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As of July 2, 2024, a third-party purchaser has completed due diligence procedures with respect to the purchase of an additional 15 clinically-oriented healthcare properties from the Company pursuant to a previously executed purchase and sale agreement (the “Portfolio Sale”). The Company anticipates the Portfolio Sale transaction will close in two separate tranches in July and October 2024 for gross proceeds of $80.3 million at a weighted average capitalization rate of 7.96%. Based on ABR at the time of our initial announcement of the healthcare portfolio simplification strategy, the Portfolio Sale represents an additional 15% of our planned healthcare simplification strategy, completing nearly all previously planned healthcare dispositions for 2024.
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Following the closing of the Portfolio Sale, our healthcare dispositions would total $342.5 million year-to-date at a weighted average capitalization rate of 7.87%, which we anticipate will be fully redeployed based on actual and committed investments. With these sales and successful redeployment efforts completed to-date, we anticipate a reduction in our healthcare exposure from 17.6% of our ABR at the end of 2023 to 11.3%.

MANAGEMENT COMMENTARY

“This portfolio sale marks a significant milestone in our healthcare portfolio simplification strategy, and once closed, will complete a substantial majority of our planned healthcare dispositions for 2024. I couldn’t be more pleased with the team’s ability to execute on these sales and remain highly optimistic in our ability to redeploy proceeds into high quality industrial, retail, and restaurant assets,” said John Moragne, BNL’s Chief Executive Officer.

Conference Call and Webcast Details

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/782540478. If you prefer to listen via phone, U.S. participants may dial: 1-833-470-1428 (toll free) or 1-404-975-4839 (local), access code 639622. International access numbers are viewable here: https://www.netroadshow.com/events/global-numbers?confId=68100.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of May 31, 2024, BNL’s diversified portfolio consisted of 774 individual net leased commercial properties with 767 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, restaurant, healthcare, retail, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2024 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 22, 2024, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.